Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-169355

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.
SUPPLEMENT NO. 4 DATED March 14, 2014,
TO THE PROSPECTUS, DATED AUGUST 22, 2013

This prospectus supplement, or this Supplement No. 4, is part of the prospectus of American Realty Capital — Retail Centers of America, Inc., or the Company, dated August 22, 2013, or the Prospectus, as supplemented by Supplement No. 3, dated March 12, 2014, or Supplement No. 3. This Supplement No. 4 supplements certain information contained in our Prospectus and Supplement No. 3 and should be read in conjunction with our Prospectus and Supplement No. 3. This Supplement No. 4 will be delivered with the Prospectus and Supplement No. 3. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 4 is to disclose that on March 14, 2014, we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) to register (i) 75,000,000 shares of common stock at a price of $10.00 per share (subject to certain volume discounts as set forth in the prospectus), for aggregate gross offering proceeds of $750,000,000 and (ii) 12,500,000 shares of common stock pursuant to our distribution reinvestment program. We commenced our initial public offering of $1,500,000,000 in shares of common stock (exclusive of shares to be sold pursuant to our distribution reinvestment program) at a price of $10.00 per share in March 2011. Our initial public offering was set to expire on March 17, 2014, three years after its effective date. However, as permitted by Rule 415 under the Securities Act of 1933, as amended, we will continue offering and selling shares in our initial public offering until the earlier of September 12, 2014 or the date the SEC declares the registration statement for the new offering effective. We do not expect to register any shares in our follow-on offering that would cause the total shares registered by us in our initial public offering and our follow-on offering, in the aggregate, to exceed the $1.7 billion initial aggregate registration amount of our initial public offering.